ACTUARIAL OPINION AND CONSENT
JACKSON NATIONAL LIFE INSURANCE COMPANY

April 5, 2010

Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI  48951

Re:	Jackson National Life Insurance Company of New York
JNLNY Separate Account IV
File Nos. 333-109762 and 811- 10463

Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 12 (the “Amendment”) to the Registration Statement on Form N-6 (File Nos. 333-109762 and 811-10463) by Jackson National Life Insurance Company of New York ("Jackson National") and JNLNY Separate Account IV (the “Separate Account”) covering an indefinite amount of interests under a Flexible Premium Variable Life Insurance Policy (the “Policy”) offered by Jackson National.  Premium received under the Policy may be allocated by Jackson National to the Separate Account as described in the Prospectus included in the Amendment.  I am familiar with the Policy provisions and with the Amendment.

It is my opinion that the hypothetical illustrations of death benefits, policy values, and cash surrender values, which are contained in the Statement of Additional Information included as part of the Amendment, based on the assumptions stated in the hypothetical illustrations, are consistent with the provisions of the Policy and Jackson National's administrative procedures.  The rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relative relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

The current and guaranteed cost of insurance rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the age and sex illustrated than for preferred non-tobacco using prospective purchasers at other ages.  The preferred non-tobacco using rate class generally has lower cost of insurance rates than the standard non-tobacco and tobacco using rate classes.  The female rate classes generally have lower cost of insurance rates than the male rate classes.  The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Amendment and to the use of my name under the heading “Experts” in the Statement of Additional Information included as part of the Amendment.

Sincerely,

Ryan T. Mellott, FSA, MAAA
Actuarial Director